Exhibit 10.1
SEPARATION AGREEMENT
          This separation agreement (the “Separation Agreement”) is made as of the 7th day of December, 2006 by Scott Frohman (the “Executive”) and Health Benefits Direct Corporation (the “Company”).
          WHEREAS, the Executive and the Company have entered into an Employment Agreement (the “Employment Agreement”), dated as of October 10, 2005; and
          WHEREAS, the Executive’s employment with and service to the Company shall end effective as of December 7, 2006 (the “Separation Date”); and
          WHEREAS, the Executive’s separation is amicable and on mutually satisfactory terms; and
          WHEREAS, the Company and the Executive desire to enter into this Separation Agreement on the terms set forth herein.
          NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:
1.	SEVERANCE BENEFITS.
          The Company shall pay and provide the Executive severance benefits as follows:
     (a) In satisfaction of any outstanding obligations to the Executive under the Employment Agreement and recognizing that a material portion of the following payment is being made in consideration for the Executive’s continued obligations to comply with the covenants as set forth in Section 5 of this Separation Agreement, the Company shall pay: (1) the Executive salary continuation at his current salary and in accordance with the Company’s normal payroll practices for a period of eighteen (18) months from the Separation Date less any applicable income tax withholding required under federal, state, or local law, (2) a lump sum equal to $21,525 for four weeks of accrued but unused vacation, less any applicable income tax withholding required under federal, state, or local law, and less $8,075 for previously reimbursed but unused Miami Heat basketball tickets, which lump sum shall be payable no later than three (3) business days after the Separation Date, and (3) on behalf of Executive, or reimburse the Executive for, the monthly COBRA premium due in order to provide the Executive for eighteen (18) months after the Separation Date with participation in, or substantially comparable benefits to, the Company’s healthcare, dental and prescription drug plans, provided and to the extent that Executive timely and properly elects to continue participation in those plans under COBRA (collectively the “Separation Payment”). The Executive acknowledges and agrees that the Separation Payment as well as the other provisions of this Separation Agreement shall be in full and complete satisfaction of (i) all amounts due and payable as salary, cash incentive bonus, severance or otherwise under the terms of the Employment Agreement; provided, that in addition to the Separation Payment, the Executive will receive his salary, in accordance with the Company’s normal payroll practices, for the period between the date for which his salary was last paid by the Company and the Separation Date; (ii) the Company’s agreement to provide healthcare or other benefits for the Executive; (iii) all business expenses incurred through the Separation Date and reimbursed prior to the Separation Date; (iv) accrued but unused vacation through the Separation Date; and (v) any other similar amounts or benefits payable to the Executive pursuant to the Employment Agreement or otherwise.
     (b) The Executive was granted an option to purchase 600,000 shares of the Company’s Common Stock on November 10, 2005, exercisable at $2.50 per share. As of the Separation Date, this option is vested as to 150,000 shares, which by its terms remains exercisable by the Executive through and including the one year anniversary of the Separation Date. Pursuant to this Separation Agreement, such option shall become exercisable as to an additional 225,000 shares as of the Separation Date, which shall also remain exercisable by the Executive through and including the one year anniversary of the Separation Date. As of the Separation Date, the option shall terminate with respect to the remaining 225,000 shares that will not become vested under this Separation Agreement.
     (c) As soon as administratively practicable following the Separation Date, the Company will reimburse the Executive for any previously unreimbursed bona fide business expenses incurred by the Executive prior to the Separation Date in accordance with the Company’s usual policy for such reimbursements, provided that such expenses are submitted by the Executive for reimbursement within two weeks after the Separation Date.
     (d) The Executive understands and agrees that the Company shall not be responsible for paying or reimbursing the costs and expenses of the Executive of negotiating this Separation Agreement.
2.	TERMINATION OF EMPLOYMENT AGREEMENT; RESIGNATION FROM BOARD OF DIRECTORS AND OFFICER POSITIONS.
     (a) Upon the execution of this Separation Agreement, the Employment Agreement, except as specifically set forth herein, shall be terminated in its entirety, and neither the Executive nor the Company, shall have any further rights, duties or obligations with respect to the employment or service of Executive by the Company. For the avoidance of doubt, and without limiting the foregoing sentence, the Company waives any obligation by the Executive to mitigate under Section 6(f) of the Employment Agreement. This Separation Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof.
     (b) Upon the execution of this Separation Agreement, the Executive shall resign from the Company’s Board of Directors and all officer positions he holds with the Company and its subsidiaries by executing the Letter of Resignation attached hereto as Exhibit A. The Executive also acknowledges that, as of the Separation Date, he has no rights with respect to appointment, observation or similar rights with respect to any governing body of the Company. The Executive agrees to execute and deliver to the Company such other assignments, agreements and other documents as the Company may reasonably request for the purpose of transferring his responsibilities as a director and officer of the Company and otherwise carrying out the intent of this Separation Agreement, including the endorsement to the Company of checks made out to the Executive that are the property of the Company.

3.	RETURN OF COMPANY PROPERTY; POST-SEPARATION COMMUNICATIONS.
     (a) The Executive confirms that he has returned, or will promptly return, all Company property, except that Executive may keep his Blackberry and laptop. Moreover, Executive shall be allowed to download his Outlook contacts at a time, and in a manner, to be mutually arranged with the Company during the five business days after the Separation Date.
     (b) Following the Separation Date, the Executive shall no longer have access to the e-mail or other computer systems or telephone systems of the Company. The Company agrees that, for a period of six (6) months following the Separation Date, it shall forward all personal e-mails and correspondence to the Executive after they have been reviewed by the Company.
     (c) Following the Separation Date, the Executive shall forward to the Company all correspondence that he or any of his affiliates receives addressed to the Company. All such correspondence shall be forwarded as expeditiously as possible, but in no case more than three (3) business days following receipt thereof.
4.	LOCK-UP AGREEMENT.
     (a) The Executive represents that as of the Separation Date he is the beneficial owner of 2,757,013 shares of Common Stock (“Common Stock”), no securities substantially similar to the Common Stock (“Other Securities”), and, after giving effect to the acceleration of options under Section 1(b) hereof, 375,000 securities (in the form of stock options) convertible into or exercisable or exchangeable for the Common Stock or Other Securities (“Convertible Securities”) of the Company. The Executive and the Company acknowledge that the Executive is a party to the Lock-Up Agreement dated November 23, 2005, under which 1,566,007 of the Executive’s shares of Common Stock remain locked up under the terms thereof until November 23, 2007, and under which 1,191,006 of the Executive’s shares of Common Stock and his options to acquire 375,000 shares of Common Stock have been released therefrom (the “Released Securities”).
     (b) The Executive agrees, for the benefit of the Company, that, during the period ending eighteen (18) months after the Separation Date (the “Lock Up Period”), that with respect to the Released Securities the Executive will not, without the prior written consent of the Company, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future), any shares of the Released Securities or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Released Securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock, Other Securities, or Convertible Securities, in cash or otherwise; provided, however, that during the Lock Up Period, (i) the Executive shall be permitted to sell up to 50,000 of the Released Securities in any calendar month, and (ii) the Executive shall be permitted to sell the Released Securities in a bona fide private sale to a third party that provides the Company with the same lock-up agreement as provided hereunder by the Executive, so long as the Executive has first offered such Released Securities to the Company for purchase on the same terms of sale for a period of ten business days prior to the sale.
     (c) The Company agrees that if during the Lock Up Period the Company participates in a private or public offering of Common Stock that includes an offer of shares by selling shareholders, then the Company will use commercially reasonable efforts to include, at the Executive’s option, up to 500,000 shares of the Released Securities in such offering, provided that the Executive agrees to the terms of the offering, including any lock-up of securities required by the placement agent or managing underwriter.
     (d) In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Section 4.
     (e) Notwithstanding the foregoing, the Executive may transfer Released Securities (i) as a bona fide gift or gifts, provided that prior to such transfer the donee or donees thereof agree in writing to be bound by the restrictions set forth herein, (ii) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the undersigned or the immediate family of the Executive, provided that prior to such transfer a duly authorized officer, representative or trustee of such transferee agrees in writing to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value or (iii) if such transfer occurs by operation of law, such as rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order, provided that prior to such transfer the transferee executes an agreement stating that the transferee is receiving and holding the shares subject to the provisions of this agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.
5.	CONFIDENTIALITY; NO COMPETITION; NONSOLICITATION.
     (a) CONFIDENTIAL INFORMATION. The Executive recognizes, acknowledges and agrees that he has had access to secret and confidential information regarding the Company, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. All references to the Company in this Section 5 shall include any subsidiary of the Company.

     (b) COVENANTS NOT TO COMPETE, EMPLOY OR SOLICIT
          (i) The Executive recognizes that the services performed by him under the Employment Agreement were special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company that the Executive agree, and accordingly, the Executive does hereby agree, that he shall not, directly or indirectly, at any time during the “Restricted Period” within the “Restricted Area” (as those terms are defined in Section 5(b)(v) below):
               (1) except as provided in Subsection (iii) below, engage in any line of business in which the Company was engaged or had a formal plan to enter during the period of Executive’s employment with the Company, including but not limited to the business of operating an online insurance marketplace, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; or
               (2) employ or solicit the employment of, engage or solicit the engagement of, for or on behalf of himself or any third party, any individual employed by, or engaged as an agent of, the Company at any time while the Executive was also employed by the Company, provided, however, that (i) the Executive shall be permitted to solicit the employment of Daniel Brauser, and (ii) the Executive shall be permitted to employ Daniel Brauser if Daniel Brauser enters into an agreement with the Company on the terms of this Section 5, and the Restricted Period shall end at the same date as the Restricted Period under this Section 5.
          (ii) The Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Restricted Period solicit any customers of the Company with respect to products competitive with products then being sold by the Company.
          (iii) If any of the restrictions contained in this Section 5 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section 5 shall then be enforceable in the manner contemplated hereby.
          (iv) This Section 5 shall not be construed to prevent the Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding five percent (5%) of the issued and outstanding voting securities of any class of any Company whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market.
          (v) The term “Restricted Period,” as used in this Section 5, shall mean the period of eighteen (18) months after the Separation Date. The term “Restricted Area” as used in this Section 5 shall mean the continental United States.
     (c) The Executive acknowledges that the services that were rendered by him under the provisions of the Employment Agreement were of a special, unique and extraordinary character and that it would have been difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of this Section 5 shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Separation Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.
6.	NO DISPARAGEMENT; CHARACTERIZATION OF SEPARATION.
     (a) Each of the Executive (on behalf of his family members or employees, or their respective agents) and the Company agree not to disparage the other, including making any statement or comments or engaging in any conduct that is disparaging or derogatory toward the Executive or the Company, as the case may be, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this Separation Agreement shall restrict (i) communications protected as privileged under federal or state law relating to testimony or (ii) communications ordered or required by a court or an administrative agency of competent jurisdiction. The Executive shall be responsible for any breach of this Section 6(a) by his family members or employees, and their respective agents or any of them.
     (b) The cessation of Executive’s employment and service with the Company and its affiliates shall not be deemed to constitute a termination for Cause or a termination for Good Reason, both as defined in the Employment Agreement, and neither the Executive nor the Company shall characterize it as such.
7.	FILING WITH SECURITIES AND EXCHANGE COMMISSION.
          Each of the Executive and the Company acknowledges and agrees that this Separation Agreement shall be filed by the Company with the Securities and Exchange Commission as an exhibit to certain periodic and current reports under the Securities Exchange Act of 1934, as amended.
8.	PRESS RELEASE.
          The Company press release announcing the cessation of the Executive’s employment is attached hereto as Exhibit B.
9.	COOPERATION.
          The Executive shall make himself available to the Company following the Separation Date to assist the Company, as may be requested by the Company at mutually convenient times and places, with respect to pending and future litigation, arbitrations, governmental investigations or other dispute resolutions relating to matters that arose during the Executive’s employment with the Company. The Company shall provide to the Executive, on a confidential basis, a copy of any documents involving the Executive that are filed or submitted to a government agency in advance of such filing or submission, unless prohibited by law, regulation, or order. The Company will reimburse the Executive for all reasonable expenses and costs he may incur as a result of providing assistance under this paragraph, upon receipt of his statement and appropriate documentation thereof.
10.	NOTICES.
          All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 10.
If to the Executive, to:
347 N. New River Drive East
Apartment 3001
Fort Lauderdale, FL 33301
Copy to: Ned R. Nashban, Esq.
Greenberg Traurig P.A.
5100 Town Center Circle
Suite 400
Boca Raton, FL 33486
Fax. #: 561.338.7099
If to the Company, to:
Health Benefits Direct Corporation
150 N. Radnor-Chester Road
Suite B-101
Radnor, PA 19087
Attn: Chairman of the Board of Directors
Copy to: General Counsel
11.	GOVERNING LAW.
          This Separation Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts law.

12.	ENTIRE AGREEMENT.
          This Separation Agreement sets forth the entire understanding and supersedes all prior and contemporaneous oral and written agreements between the parties relating to the subject matter contained herein or therein, and merges all prior and contemporaneous discussions between them.
          IN WITNESS WHEREOF, the Executive and the Company have executed this Separation Agreement as of the day and year first above written.

HEALTH BENEFITS DIRECT CORPORATION		SCOTT FROHMAN
By:	/s/ Charles Eissa	/s/ Scott Frohman
Name:	Charles Eissa
Title:	President & COO

Exhibit A
Letter of Resignation
RESIGNATION
          THE UNDERSIGNED, intending to be legally bound hereby, does hereby resign as a member of the Board of Directors and as Chief Executive Officer of Health Benefits Direct Corporation and from any other official position the undersigned holds (whether as an officer, director or otherwise) of Health Benefits Direct Corporation or any of its subsidiaries.
          IN WITNESS WHEREOF, the undersigned has executed this Resignation this 7th day of December, 2006.

/s/ SCOTT FROHMAN
Scott Frohman

Exhibit B
HEALTH BENEFITS DIRECT CORPORATION ANNOUNCES MANAGEMENT CHANGES
Co-Founder Scott Frohman resigns as CEO;
Executive Chairman Alvin H. Clemens named CEO
RADNOR, PA — December 8, 2006 — Health Benefits Direct Corporation (OTC Bulletin Board: HBDT.OB), a leading innovator in the direct marketing and distribution of a wide range of health and life insurance products to individuals, today announced the resignation of Scott Frohman as Chief Executive Officer and a member of the Board of Directors. The company also announced that it has named Executive Chairman Alvin H. Clemens to the additional position of Chief Executive Officer.
Mr. Frohman is a co-founder of the company, and has served as chief executive officer since its inception and through its transition to a public company. Mr. Frohman commented, “I would like to thank all our employees and business partners for their support in the successful launch of Health Benefits Direct. As a co-founder and investor, I know I am leaving the company in good hands with Al Clemens.”
“Scott Frohman’s entrepreneurial drive and leadership were instrumental in the creation of Health Benefits Direct,” said Alvin H. Clemens, Executive Chairman. “We will miss his vision, energy and enthusiasm and we wish Scott well in his future endeavors.”
Mr. Clemens has served as a director since November 2005 and as Executive Chairman of the Board of Directors since January 2006. Since 2001, Mr. Clemens has performed business and insurance industry consulting services in addition to managing his private investments. In 1998, he founded HealthAxis Inc., a publicly-traded company specializing in direct sales of insurance products utilizing the Internet, as a subsidiary of Provident American Corporation. In 1989, Mr. Clemens acquired a controlling interest in Provident American Corporation, an insurance holding company, and he served as its Chairman and Chief Executive Officer until 2001. In 1970, Mr. Clemens founded Academy Insurance Group, a company specializing in direct marketing of life and health insurance production.